EXHIBIT 9.01


                           PURCHASE AND SALE AGREEMENT

     In consideration of the mutual promises contained herein and other good and valuable consideration, MONUMENT RESOURCES, INC. a Colorado corporation, of 2050
S. Oneida St., Suite 106, Denver, Colorado 80244 (the "SELLER"), and TEG-MID CONTINENT, INC., a Colorado corporation, a subsidiary of Sefton Resources, Inc. a B.V.I company, of 2050 S. Oneida St., Suite 102, Denver, Colorado 80244 (the "PURCHASER") enter into this Purchase and Sale Agreement dated May 10, 2005, called the "AGREEMENT". SELLER and PURCHASER may also be referred to individually as a "Party" or, collectively, as the "Parties".

     1. PROPERTY BEING SOLD. Subject to the terms and conditions set forth hereinafter, SELLER agrees to convey to PURCHASER all of SELLER's right, title and interest in the PROPERTY (as defined below) and PURCHASER agrees to accept the PROPERTY, and tender consideration therefore, in the manner and of the type and amount as required below.

     A. Property: For purposes of this AGREEMENT, PROPERTY shall mean all of SELLER's right, title and interest in and to: (i) the leases and mineral interests described in EXHIBIT A hereto and subject to restrictions as set forth therein (the "Leases") and in and to the lands covered by the Leases described on Exhibit "A" (collectively, the "Lands") and to all of the hydrocarbons produced from the Leases and the Lands and all of its interest in and to all the property and rights incident thereto, (ii) the wells, equipment, materials and other personal property used or useful in connection with the exploration, production, gathering, storing, measuring, treating, processing, operating, maintaining or marketing of production from any of the Leases described on Exhibit "B", "B1" and "B2" (the "Equipment"); (iii) COG Transmission Corporation and all its assets (evidenced by acquisition of all outstanding shares of COG) and the right-of ways and easements, equipment, materials and other personal property used or useful in connection with the gathering, storing, measuring, treating, processing, operating, maintaining or marketing of production from any of the Leases (the "Pipeline Equipment") and (iv) the contracts and contractual rights related to the Leases, Lands, Equipment and Pipeline Equipment, including without limitation, Operating Agreements, all rights to receive production including overriding royalty interests, Area of Mutual Interest Agreements, processing, gathering, compression and transportation agreements; product purchase and gas sales contracts, farmouts and farmins, rights-of-way, easements and licenses; surface leases or agreements; and all other contracts and Agreements and files, records, information and data related thereto, including geological and geophysical data (the "Contracts").

     B. Excluded Assets: None.

     C. Reservations and/or exceptions: None

     2. PURCHASE PRICE. The gross purchase price for the PROPERTY shall be $1,775,000.00 (One Million Seven Hundred and Seventy Five Thousand Dollars) the "Purchase Price". The Purchase Price is payable as follows.

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     A. PURCHASER, on or before May 10, 2005 shall deliver to a mutually agreed upon escrow agent, pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit C, the sum of $150,000.00, such sum herein called the "Deposit". At Closing, the Deposit, together with interest (if any) thereon, shall be applied against the Purchase Price.

     B. PURCHASER shall pay SELLER, by Cashier's or Certified Check or other immediately available funds, the Closing Amount, as defined herein, subject to adjustments, additions, corrections and subtractions outlined and/or detailed herein.

     3. CLOSING.

     A. Closing Statement. SELLER shall deliver to PURCHASER five (5) days prior to the Closing a statement (the "Closing Statement") reflecting the net purchase price ("Net Purchase Price") after making the adjustments for income and expenses subsequent to the Effective Date or as agreed to by the Parties herein, as set forth below.

     The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry and SELLER shall immediately afford PURCHASER access to SELLER's records pertaining to the computation of said Statement. As soon as practicable after receipt of the Statement, but in any event prior to Closing, Purchaser shall deliver to SELLER a written report containing any changes which PURCHASER proposes be made to the Statement. In calculating adjustments to the Purchase Price the parties agree:

          (1) All income from operations and sales of production from the PROPERTY occurring prior to the Effective Date shall belong to the SELLER and all costs attributable to services rendered and operations undertaken prior to Effective Date shall be borne and paid in full by SELLER. On and after the Effective Date all income from operations and sales of production from the PROPERTY shall belong to PURCHASER and all costs attributable to services rendered and operations undertaken subsequent to Effective Date shall be borne and paid in full by PURCHASER.

          (2) The "Net Purchase Price" which PURCHASER shall pay at Closing for the interests shall be:

          (a) The Purchase Price set forth in Section 2 above less the Deposit and interest, if any.

          (b) Plus reimbursement for any pre-paid expenses attributable to operating and maintaining the PROPERTY subsequent to the Effective Date but incurred by SELLER prior to the Closing Date under or pursuant to applicable operating agreements, leases and other agreements pertaining to the PROPERTY.

          (c) Plus reimbursement for any costs or expenses attributable to the PROPERTY for liabilities that occurred after the Effective Date, but were paid for by SELLER.

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          (d) Less any unpaid ad valorem, property, production, severance, and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds there from attributable to the PROPERTY (prorated to the Effective Date, on an estimated basis, if necessary) prior to the Effective Date.

          (e) Less revenues received from mutually agreed upon sales of oil and gas attributable to SELLER's Interest after the Effective Date. (f) Less any outstanding costs attributable to the PROPERTY accruing prior to the Effective Date and which have not been paid by SELLER prior to Closing.

          (g) Less or Plus any other amounts mutually agreed upon in writing by SELLER and PURCHASER, to include the reimbursement to the Seller of certain "Capital Expenditures" detailed in the Letter of Intent dated March 10, 2005 and described in Section 15A(1)(a).

     B. Closing Date. Closing shall occur on or before July 31, 2005 (the "Closing Date"), at SELLER's office or as agreed to by the Parties.

     C. Closing Events. At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

     (1) SELLER shall execute, acknowledge and deliver, in substantially the form attached hereto as Exhibit "B", a separate Assignment of and Bill of Sale (the "Assignment") conveying all of SELLER's right title and interest in and to the PROPERTY. The Assignment shall be effective as of June 1, 2005, or the first day of the month of Closing (the "Effective Date"). All conveyances shall be without warranty of title except as to claims by, through and under Seller but not otherwise. PURCHASER shall place the Assignment instrument of record in the Recorder's Office in the respective County in which the PROPERTY is located, immediately after Closing and shall furnish SELLER with a recorded copy as soon as practical thereafter.

     (2) SELLER and PURCHASER shall execute the Closing Statement prepared by SELLER and approved by PURCHASER that shall set forth the Closing Amount (as hereinafter defined). The term "Closing Amount" shall be the Net Purchase Price calculated and or adjusted as provided in Section 3(a), using for such adjustments the best information available.

     (3) SELLER and PURCHASER shall execute, acknowledge and deliver transfer orders, or letters in lieu thereof, directing all Purchasers of production to make payment to PURCHASER of the proceeds attributable to production after the Effective Date from the PROPERTIES assigned.

     (4) SELLER shall execute, acknowledge and deliver a separate Bill of Sale and other documents (Vehicle Titles) necessary to convey all of SELLER's right title and interest in and to all vehicles.

     (5) SELLER and PURCHASER shall execute the State of Kansas form T-1, prepared by PURCHASER and approved by SELLER that shall, pending approval by the State of Kansas, evidence transfer of operations.
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     (6) SELLER shall execute, acknowledge and deliver a separate Warranty Deed
(the "Deed") conveying all of SELLER's right title and interest in and to the "Fee Interest/Lands" owned in and to any PROPERTY.

     (7) SELLER and PURCHASER shall deliver and exchange certified extracts of the corporate minutes authorizing the transaction contemplated in this AGREEMENT and evidencing the authority of individuals to execute all documents contemplated by this AGREEMENT.

     (8) PURCHASER shall pay SELLER, by immediately available funds to SELLER'S designated account, the Closing Amount. If, for any reason, PURCHASER fails to pay the Purchase Price at Closing, SELLER shall have the option, in addition to any other remedy, to terminate this AGREEMENT. (9) At Closing and thereafter as may be necessary the parties shall execute, acknowledge and deliver transfer orders and such other instruments, and shall take such other action, as may be necessary to carry out their obligations under this Agreement. (10) At Closing, SELLER shall deliver to PURCHASER copies of all lease files, well files, title material and other pertinent data (the "Records") concerning the Property. SELLER makes no warranty as to the accuracy thereof, and PURCHASER shall not hold SELLER liable for the consequences of their reliance on objective data or subjective evaluation to which they have access to under the terms of this paragraph. SELLER shall not be obligated to deliver Records that are subject to restrictions on disclosure. PURCHASER agrees to pay for reasonable costs of transportation of subject files and documents.

     D. Manner of Payment. PURCHASER shall make payment of the Purchase Price adjusted to reflect the terms of the Closing Statement, to SELLER by Cashier's or Certified Check or other immediately available funds.

     E. Expenses and Liquidated Damages

     (1) If "Closing" fails to occur because PURCHASER has not secured the financing necessary to consummate the anticipated transaction on or before the Closing Date, the Deposit, in its entirety, shall be released to SELLER as Liquidated Damages.

     (2) After this AGREEMENT is executed and the "Due Diligence" period has ended (i.e. May 1, 2005) PURCHASER is obligated to Close or forfeit the Deposit unless:

          (a) SELLER has intentionally misrepresented the status of title to a material portion of the PROPERTY or previously unknown information becomes known which creates a Significant Title Defect (defined below) to the title to the PROPERTY.
          (b) SELLER fails to obtain shareholder approval for the transaction.
          (c) A lawsuit is brought by a third party to enjoin or prevent the transaction.

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     (3) If Closing fails to occur because SELLER has received and accepted an unsolicited superior offer, the Deposit, in its entirety, shall be released to PURCHASER and SELLER shall pay to PURCHASER an additional $100,000.00 as reimbursement for costs and expenses incurred by PURCHASER in undertaking the transaction contemplated by this AGREEMENT.

     4. ALL ACREAGE. The interests to be assigned by SELLER shall include all acreage whether producing or held by production, covered by the operative leases set forth on said Exhibit "A" attached hereto, whether or not specifically described on said Exhibit "A".

     5. TITLE.

     A. Title Examination. Under this AGREEMENT, PURCHASER shall be afforded the rights and privileges, at its sole cost, risk and expense to physically inspect the properties and have access to SELLER's records during normal business hours to review the contracts and Agreements relating to the PROPERTY.

     B. Adjustments for Title Defects. Subject to the provisions of Section 3E(2)(a) above and Section 5C below, interests which have "Significant Title Defects", as hereafter defined, shall be excluded from the PROPERTY and the Purchase Price shall be reduced by an amount to be agreed upon by SELLER and PURCHASER. If no value has been reached and no Agreement can otherwise be reached as to the disposition of an interest burdened by a Significant Title Defect, either Party may give written notice to the other Party to terminate this AGREEMENT and upon the giving of such notice, neither Party shall have any further rights or obligations hereunder.

     C. Significant Title Defect. As used in this AGREEMENT, the term "Significant Title Defect" shall mean a defect in title wherein SELLER has intentionally misrepresented the status of title to the PROPERTY or previously unknown information becomes known which creates a material defect to the title to the PROPERTY and PURCHASER provides written notice to SELLER on or before June 20, 2005,("Notice Date") and shall include any defect in one (or more) of the following respects:

     (1) SELLER's title on the Notice Date, as to one or more leases, is subject to an outstanding mortgage, deed of trust, lien, encumbrance, preferential right to purchase affecting the PROPERTY; or

     (2) if there is any other defect or adverse claim which would induce a reasonably prudent purchaser of production to suspend payment of proceeds as to a SELLER's interest or require the furnishing of security or indemnity.

     (3) SELLER as of the Notice Date, the Effective Date, and/or at Closing is in Breach of any material representations or warranties made herein.

     D. Defects and Uncured Defects. Not later than the Notice Date, PURCHASER shall notify SELLER in writing, specifying with reasonably full particulars, of any Significant Title Defects or material objections to the physical condition of the PROPERTY ("Defect"). SELLER will have five (5) days from receipt of notice to cure the Defect. If after this period SELLER is unable or has not cured the Defect, PURCHASER will have the option of (1) accepting the PROPERTY

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and/or title as is, (2) reject the affected PROPERTY, in which event the
Purchase Price shall be decreased by that portion of the Purchase Price as the Parties mutually agree; provided that, in the event that the sole result of the uncured Defect is that SELLER's net revenue in any particular Lease described on Exhibit A is reduced by less than 5%, PURCHASER shall accept the PROPERTY with the Defect or (3) if the cumulative sum of all defects is greater than 15% of the Purchase Price, PURCHASER may terminate the contract, whereupon PURCHASER and SELLER will be released from all further obligations under the contract. PURCHASER shall be deemed to have waived all Defects of which SELLER has not been given written notice on or before the Notice Date.

     E. Materiality Threshold. Notwithstanding anything to the contrary in this
Section 5, if the total diminution in the value of the PROPERTY attributable to all Significant Title Defects is, in PURCHASER' reasonable opinion, less than $50,000, no adjustments to the Purchase Price shall be made and neither Party shall have the right to terminate this AGREEMENT for any reason related to title.

     6. SELLER's REPRESENTATIONS AND WARRANTIES. SELLER represents and warrants that as of the date of this AGREEMENT and as of Closing:

     A. Duly Organized. SELLER is a corporation duly formed, validly existing, and in good standing under the laws of the State of Colorado and is duly authorized to do business in the State of Kansas.

     B. Company Power. SELLER has all requisite power and authority to carry on its business as presently conducted, to enter into the AGREEMENT, to own and operate oil and gas properties in the State of Kansas and to perform its obligations under this AGREEMENT. The consummation of the transactions contemplated by the AGREEMENT will not violate, nor be in conflict with, (i) any provision of its Articles of Incorporation or bylaws or (ii) any agreement or instrument to which they are a party or they are bound.

     C. Duly Executed. This Agreement and the transaction contemplated herein have been approved and adopted by the Board of Directors of SELLER, and subject to the SELLER's stockholders' approval, which has authorized the execution and delivery of this AGREEMENT. This AGREEMENT has been duly executed and delivered, and at Closing, all documents and instruments required hereunder to be executed and delivered shall have been duly authorized, executed and delivered. SELLER shall as promptly as practicable after the date of this AGREEMENT take all action necessary in accordance with the Colorado Business Corporation Act and its Articles of Incorporation and bylaws to convene a meeting of its stockholders to act on this AGREEMENT. The Board of Directors of SELLER shall recommend that SELLER's stockholders approve this transaction and adopt this Agreement.

     D. Limited Warranty. To the best of SELLER's knowledge and belief there exists no claim or encumbrance by, through or under Seller that materially adversely affects SELLER's title to the PROPERTY.

     E. Personal Property. Except as set out in subparagraph (d) above, SELLER warrants title only to the personal property interests assigned hereby. SELLER makes no representations about the condition, performance, or safety of the

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personal property. All fixtures, facilities, improvements, pipelines, and equipment appurtenant to the Leases ("Equipment") is sold without any express or implied warranties, provided; however, SELLER grants PURCHASER the benefit of all previous warranties in SELLER's chain of title. SELLER makes no representations about the condition, performance, or safety of the Equipment.

SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY DISCLAIMS AND NEGATES ANY WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF THE EQUIPMENT AND SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES. THE EQUIPMENT IS SOLD "AS IS" "WHERE IS" WITH ALL FAULTS.

     F. Litigation. To the best of SELLER's knowledge and belief, (i) there is no suit, action, investigation, or other proceeding pending or threatened against SELLER that could reasonably be expected to adversely affect, in any material way any of the PROPERTY, including, without limitation, SELLER's title thereto, or the value thereof; (ii) there is no suit, action, investigation, or other proceeding pending or threatened against SELLER that could reasonably be expected to adversely affect the ability of SELLER to perform its obligations under this AGREEMENT or that could reasonably be expected to prevent, delay or hinder the consummation of the transactions contemplated hereby; and (iii) no basis exists for a person or entity to make a claim, or file a suit, action, investigation or other proceeding, that could reasonably be expected to adversely affect, in any material way, any of the PROPERTY, including, without limitation, SELLER's title thereto.

     G. Environmental Matters. The following representations are true in all respects to the best of SELLER's knowledge and belief:

     (1) the PROPERTY does not violate, in any material way, any order or requirement of any governmental authority or any Environmental Laws (as hereinafter defined), nor are there any conditions (except as set forth in any Lease) existing on or resulting from the operations of the PROPERTY that may give rise to any on-site or off-site remedial obligations under any Environmental Laws;
     (2) the PROPERTY is not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court, or any other governmental authority;

     (3) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the PROPERTY, (including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment), have been duly obtained or filed, and SELLER is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

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     (4) since the effective date of the relevant requirements of RCRA (as hereinafter defined) all hazardous substances or solid waste generated at or as a result of the PROPERTY has been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid authorizations under RCRA and other Environmental Law, which carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any governmental authority in connection with any Environmental Laws;

     (5) there is no material liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the PROPERTY.

     For purposes of this AGREEMENT, the following environmental terms are defined:

          (a). "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any tribal authority or other governmental authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Safe Drinking water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, any state laws pertaining to the handling of oil and gas exploration or production wasted or the use, maintenance and closure of pits and impoundments, and other environmental conservation or protection laws.

          (b). "Hazardous Substances" and "Release" (or "threatened release") shall have the meanings specified in CERCLA; "Solid Waste" and "Disposal" (or "Disposed") shall have the meanings specified in RCRA; provided, however, that (i) to the extent the laws of the State of Kansas establish a meaning for "hazardous substance", "release", "solid waste" or "disposal" that is broader than specified in either CERCLA or RCRA, such broader meaning shall apply, and (ii) the terms "Hazardous Substances" and "Solid Waste" shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare of the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA of the state analogues to those statutes.

          (c). "Governmental Authority" shall include the United States, the state, the county, city, and political subdivisions in which the PROPERTY is located or which exercised jurisdiction over the PROPERTY, and any agency, department, commission, board, bureau or instrumentality, or any of them, that exercises jurisdiction over any of the PROPERTY.

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     H. Marketing of Production. SELLER, as of the date of the AGREEMENT, has received no advance, "take-or-pay" or other similar payments under production sales contracts that entitle the Purchasers to "make-up" or otherwise receive deliveries of hydrocarbons at any time after the date of this AGREEMENT without payment at such time the full market price therefore, nor has SELLER received any payments with respect to, or in lieu of or in satisfaction for any take-or-pay obligations of Purchasers of such SELLER's hydrocarbons deliverable under any contracts covering any of the wells and leasehold included in this AGREEMENT on or after the date of the AGREEMENT.

     I. Wells. No well comprising part of the PROPERTY is subject to penalties on allowables because of any over-production or any other violation of applicable statute, regulation or order that would prevent such well from being entitled to its full legal and regular allowable from and after the Effective Date as prescribed by any governmental authority.

     J. Taxes. To the best of SELLER's knowledge and belief, all ad valorem property, production, severance, sales, use and similar taxes and assessments based on or measured by the ownership of the PROPERTY or the production of hydrocarbons or the receipt of proceeds therefrom that have become due and payable with respect to the PROPERTY has been, or will be, paid timely and all tax and information returns (renditions) to tax authorities required to be filed with respect to the PROPERTY has been, or will be, filed timely.

     K. Casualties. Prior to the Closing Date, there have been no fires, blow-outs or other casualties (above or below the surface of the ground) which materially and adversely affected the PROPERTY.

     L. Lease Obligations. With respect to the Leases and to the best of SELLER's knowledge and belief, (1) the Leases are in full force and effect and are valid and existing documents covering the entire estates which they purport to cover, (2) there are no unrecorded royalty or overriding royalty agreements or provisions, except a Letter Agreement dated July10, 2001, between Monument Resources, Inc and Nafi Onat, requiring the payment of royalty on any basis other than proceeds actually received by the Lessee, (3) there are no unrecorded Leases which are subject to a fixed term of duration, (4) there are no unfulfilled drilling obligations affecting the Leases, other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a lease, (5) all Lease royalties, rentals and other payments due have been fully, properly and timely paid (6) all other conditions necessary to keep such properties and interest in full force and effect during their primary term (and thereafter, if commercial production has been established thereon or on lands pooled therewith), have been fully performed

     M. Gas Imbalances. To the best of SELLER's knowledge and belief, there are no gas imbalances (including production, sales, processing and transportation imbalances) currently existing for the PROPERTY.

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     N. Governmental Licenses. To the best of SELLER's knowledge and belief, all governmental licenses and other authorizations required to own and operate the PROPERTY have been obtained, are in full force and effect, and no violations exist thereunder. No proceeding is pending or, to the best of SELLER's knowledge threatened, relating to the challenging, revocation or limitation of any such license of authorization.

     O. Obligations Relating to Operations. Except as set forth in Section 15A1, to the best of SELLER's knowledge and belief, there are no binding commitments with respect to the PROPERTY, except for those allowed without SELLER's approval under Joint Operating Agreements, that will result in PURCHASER incurring after the Effective Date capital expenditures with respect to any one unit or well in excess of $20,000.00 or $150,000.00 with respect to the PROPERTY in the aggregate.

     P. Operations After the Notice Date and Effective Date.

     (1) SELLER has caused the PROPERTY to be developed, maintained and operated in a good and prudent manner and in substantially the same manner as the PROPERTY was developed, maintained and operated prior to the Notice Date;

     (2) SELLER has made no sale, assignment, transfer, farm-out, conveyance or other disposal of any of the PROPERTY, except for the sale of hydrocarbons in the ordinary course of business;

     (3) SELLER, to the extent related to the PROPERTY, has made no major change in the character of its business of operations or otherwise conducted its business and operations other than in accordance with standard industry practices;

     (4) SELLER has permitted no Leases or material rights with respect to the PROPERTY to expire, or waived any material rights with respect to the PROPERTY; and

     (5) SELLER has entered into no agreement or made no commitment (other than this AGREEMENT) to take any of the actions referred to in clauses (1) thru (4) above.

     Q. Limits of Representations:

      THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR
                    OTHER CONDITION OF THE PROPERTIES; OR THE
    OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF. THE SELLER EXPRESSLY DISCLAIMS AND NEGATES AND PURCHASER WAIVES, ANY REPRESENTATION OR
    WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE PROPERTY. THERE
        ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT.

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     7. PURCHASER's REPRESENTATIONS AND WARRANTIES. PURCHASER represents and warrants, that as of the date of this AGREEMENT and as of Closing:

     A. Duly Organized. PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and is registered to do business in the State of Kansas and is in compliance with any and all governmental regulations, including without limitation, the necessary/minimum required operating/plugging bonds.

     B. Qualified. PURCHASER has previous experience in business and financial matters; is specifically experienced in the business of conducting oil and gas exploration and production operations, and as such is fully capable of evaluating the risks and merits of the transaction contemplated by this Agreement, and can bear the financial risks associated therewith.

     C. Corporate Power. PURCHASER has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this AGREEMENT, to own and operate oil and gas properties in the state of Kansas and to perform its obligations under this AGREEMENT. The consummation of the transactions contemplated by the AGREEMENT will not violate, nor be in conflict with, (i) any provision of its corporate charters or bylaws or (ii) any agreement or instrument to which it is a party or it is bound.

     D. Duly Executed. This AGREEMENT has been duly executed and delivered, and at Closing, all documents and instruments required hereunder to be executed and delivered shall have been duly executed and delivered.

     E. Purchaser's Due Diligence. PURCHASER or its representatives have had the opportunity to inspect the PROPERTY, wells and equipment, conduct an environmental review and has had the opportunity to review SELLER's files and talk to SELLER's personnel concerning the Interests; and that the execution, delivery and performance of this AGREEMENT and the transactions contemplated hereby have been preceded by independent inspection, investigation, verification and due diligence regarding the existence and extent of oil, gas or mineral reserves; the recoverability of and cost of recovering any such reserves; the value of the reserves; any product pricing assumptions; and/or the ability to sell production after Closing.

     8. OPERATIONS AND PRODUCTION AFTER THE EFFECTIVE DATE.

     A. Expenses. SELLER shall be responsible for payment of all Expenses (as defined below) related to the PROPERTY prior to the Effective Date. PURCHASER shall, at Closing, assume and be responsible for the payment of all Expenses related to the PROPERTY incurred or accrued from and after the Effective Date. "Expenses" as used in this Section shall mean any expenses incurred or accrued in connection with the operation or ownership of the PROPERTY, except expenses incurred incidental to this AGREEMENT.

         B. Allocation of Production. All production from the wells and all proceeds from the sale thereof prior to the Effective Date and all other monetary payments attributable to the ownership, use or operation of the PROPERTY prior to the Effective Date shall be the property of SELLER. All of such production and production proceeds and monetary payments attributable to the PROPERTY on and after the Effective Date shall be the property of PURCHASER.

     C. Post Closing Settlement. Within thirty (30) days after Closing, SELLER shall prepare for PURCHASER's review a final post-closing settlement statement to account for all production proceeds and all Expenses, other costs and expenses and taxes (other than income taxes) attributable to SELLER's interest in the PROPERTY that were not finally determined as of the Closing Date, and showing the calculation of the final Purchase Price based on such Statement.

     (1) SELLER shall submit the statement to PURCHASER and shall afford PURCHASER access to SELLER's records pertaining to the computation of the statement.

     (2) As soon as practicable after receipt of the statement, PURCHASER shall deliver to SELLER a written report containing any changes which PURCHASER proposes be made to the Statement.

     (3) The parties shall agree with respect to the amounts due pursuant to such post-Closing adjustment no later than 40 days after the Closing.

     (4) In the event that (i) the final Purchase Price is more than the amount delivered to SELLER at the Closing, PURCHASER shall pay to SELLER in immediately available Federal funds the amount of such difference to SELLER's account, or
(ii) the final Purchase Price is less than the amount delivered to SELLER at Closing, SELLER shall pay to PURCHASER in immediately available Federal funds the amount of such overpayment to PURCHASER's account.

     9. TAXES AND FEES. Ad Valorem Taxes shall be prorated as of the Effective Date. PURCHASER shall pay all sales taxes occasioned by the purchase and sale of the PROPERTY and shall pay all documentary, filing and recording fees required in connection with this transactions. PURCHASER shall be responsible for the economic burden and payment of all taxes and royalties or overriding royalties (other than taxes determined upon income attributable to SELLER) relating to the PROPERTY from and after the Effective Date, regardless of when they are actually assessed. SELLER shall be responsible for the economic burden and payment of all taxes and royalties or overriding royalties relating to the PROPERTY prior to the Effective Date, regardless of when they are actually assessed.

     10. PURCHASER'S CONDITIONS OF CLOSING. PURCHASER's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver (except as to subsection 10D) on or before the Closing Date of the following conditions:

     A. Representations and Warranties. The representations and warranties of SELLER contained in Section 6 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

     B. Performance. SELLER shall have, to the best of SELLER's knowledge, performed in all respects, the obligations, covenants and agreements required hereunder to be performed by it at or prior to Closing.

     C. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from SELLER in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this AGREEMENT.

         D. Stockholder Approval. SELLER's stockholders shall have approved this AGREEMENT and the transaction contemplated hereunder in accordance with applicable provisions of the Colorado Business Corporation Act and the holders of not more than 10% of Seller's outstanding shares shall have exercised their dissenter's rights under that Act.

     11. SELLER's CONDITIONS OF CLOSING. SELLER's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver (except as to subsection D) on or before the Closing Date of the following conditions:

     A. Representations and Warranties. The representations and warranties of PURCHASER contained in Section 7 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

     B. Performance. PURCHASER shall have performed in all respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to Closing.

     C. Pending Matters. No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from PURCHASER in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this AGREEMENT.

     D. Stockholder Approval. SELLER's stockholders shall have approved this AGREEMENT and the transaction contemplated hereunder in accordance with applicable provisions of the Colorado Business Corporation Act and the holders of not more than 10% of Seller's outstanding shares shall have exercised their dissenter's rights under that Act.

     12. FILES. At Closing, SELLER shall deliver to PURCHASER copies of all lease files, well files, title material and other pertinent data (the "Records") concerning the Property. SELLER makes no warranty as to the accuracy thereof, and PURCHASER shall not hold SELLER liable for the consequences of their reliance on objective data or subjective evaluation to which they have access to under the terms of this paragraph. SELLER shall not be obligated to deliver Records that are subject to restrictions on disclosure. PURCHASER agrees to pay for reasonable costs of transportation of subject files and documents.

     13. INDEMNIFICATIONS AND ASSUMPTION OF OBLIGATIONS.

     A. PURCHASER's Indemnity. PURCHASER agrees to release, defend, indemnify, and hold SELLER and its stockholders, members, directors, officers, employees, agents and representatives harmless from any and all payments, charges, judgments, assessments, damages, expenses (including court costs and attorneys' fees), civil fines, penalties, and other costs and liabilities incurred as a result of claims, demands, and causes of actions arising on or after the Effective Date:

     (1) as a result of the ownership or the operation of, or for any act or omission in connection with the PROPERTY, subsequent to the Effective Date; or

     (2) for any act or omission by PURCHASER under any agreement assumed by PURCHASER pursuant to Section 1 of this AGREEMENT; or

     (3) for any act or omission by PURCHASER under this AGREEMENT; including, but not limited to claims, demands, and causes of actions asserted by third parties (including, but not limited to, any local, state or federal government, agency or body thereof, and persons holding rights under any agreement assumed by PURCHASER pursuant to Section 1 of this AGREEMENT), for death injury, damage to property or the environment, or for failure to comply with express or implied terms of a mineral lease; or

     (4) for any act, omission, event, condition or circumstance involving or relating to the PROPERTY occurring or existing before the Effective Date that was not properly asserted by PURCHASER before the date specified in Section 5C; or

     (5) for any obligation and liability assumed by PURCHASER pursuant to
Section 13B.

     B. Assumption of Obligations.As of the Closing Date, PURCHASER shall assume and thereafter be responsible for all costs and expenses arising out of, or in connection with, the plugging and abandoning of any wells, removal or modification of facilities (including pipelines), closure of pits, restoration of the surface, and disposal of Naturally Occurring Radioactive Material or "NORM", and all other pollutants, wastes, contaminants or hazardous or toxic materials, substances or chemicals now or in the future located on the PROPERTY in accordance with all applicable leases, laws and regulations, and regardless of whether the obligation to plug, remove, modify, close or restore arose prior to or subsequent to the Effective Date. By Closing the transaction provided for in this AGREEMENT, PURCHASER shall be deemed to have acknowledged and does acknowledge and admit that:

     (1) PURCHASER has been given the opportunity to adequately inspect the PROPERTY for all purposes prior to Closing;

     (2) PURCHASER is aware that the PROPERTY has been used for the exploration, development, production, treating and transporting of oil and gas and that physical changes may have occurred as a result of such use, and that SELLER has disclosed, and PURCHASER is further aware, that there exists the possibility that there could have occurred from such use one or more releases of chemicals or hazardous substances (including, Naturally Occurring Radioactive Material or "NORM"), into, or other pollution or contamination of or into, the ambient air, surface water, ground water, of land surface and subsurface strata of any real property include in the PROPERTY.

     (3) PURCHASER has entered into this AGREEMENT on the basis of its own investigation of the physical condition of the PROPERTY and the land related thereto (including the environmental condition of the PROPERTY); and (4) PURCHASER, with full knowledge of the foregoing, and after conducting the above described investigation and evaluation IS ACQUIRING THE PROPERTY ON A "WHERE IS" AND "AS IS" BASIS.

     C. Applicability. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (1) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OF THE INDEMNIFIED PARTY OR (2) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY.

     14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     A. Survival of Representations. The representations and warranties of the parties under this AGREEMENT shall not survive the Closing.

     B. Survival. The covenants and obligations of the parties under Sections 3A, 8, 9, 12, 13 and 16 of this AGREEMENT shall survive the Closing until July 1, 2006 or such date as SELLER ceases to exist as a legal business entity, whichever occurs first.

     15. OPERATIONS. The operating rights to the Leases and PROPERTY will be transferred by SELLER at Closing to PURCHASER. At that time, PURCHASER shall take control of the physical operations of the PROPERTY pending the approval of transfers of well permits from SELLER to the PURCHASER by the State of Kansas. PURCHASER agrees to indemnify and hold SELLER, its successors and assigns, harmless from and against any loss, claim, or cause of action asserted, directly or indirectly, against SELLER, which arises or is alleged to arise out of PURCHASER's operation of the wells purchased hereunder.

     A. From the date of execution of this AGREEMENT until Closing or termination of this AGREEMENT, without the prior written consent of PURCHASER, which consent shall not be unreasonably withheld, SELLER will not: (1) Enter into any contracts or incur any liabilities other than in the ordinary course for normal operating expenses associated with individual wells, equipment, pipeline operations or pipeline equipment. SELLER shall secure PURCHASER's consent for any expenditure in excess of twenty thousand dollars ($20,000.00), if SELLER plans to be reimbursed at Closing for the expenses as a "Capital Expenditure".

          (a) "Capital Expenditures" heretofore approved by both Parties, will be reimbursed to SELLER at Closing. Capital projects or "Capital Expenditures" which are underway or contemplated prior to Closing are:

               (i) Stuckey Pipeline estimated to cost approximately $75,000.00

               (ii) Atmos pipeline hook up to sales line estimated to cost approximately $70,000.00;

     (2) Abandon, or consent to abandonment of, any producing or shut-in well or any injection well located on the premises associated with the Interests, nor release or abandon all or any portion of any leases;

     (3) Modify or terminate any of the agreements relating to the Interests or waive any right thereunder;

     (4) Encumber, sell or otherwise dispose of any of the PROPERTY other than personal property which is replaced with equivalent property or consumed in the ordinary course of operation of the PROPERTY and other than hydrocarbons sold in the ordinary course of business; and;

     B. The Parties recognize that PURCHASER may acquire leases and leasehold in addition to those Leases covered by this AGREEMENT and the transaction contemplated herein. Leases acquired by PURCHASER shall be acquired in the name of a third party broker and the appropriate assignment made pursuant to this AGREEMENT. The Parties hereby establish an Area of Mutual Interest ("AMI") consisting of any lands located within an area coincident with the area depicted on Exhibit "A" to that certain Non-Disclosure Agreement dated March 18, 2004 by and between SELLER and PURCHASER.

     16. MISCELLANEOUS PROVISIONS.

     A. Notices. All notices and other communications required or permitted under this AGREEMENT shall be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by fax (with receipt acknowledged), or by registered or certified mail (postage prepaid) at the following addresses:

                  If to SELLER:             Monument Resources, Inc.
                                            Attn: Mr. A. G. Foust
                                            2050 S. Oneida St., Suite 106,
                                            Denver, Colorado 80244
                                            Fax No.  (303) 692-9782

                  If to PURCHASER:          TEG Mid-Continent, Inc.
                                            Attn:  James Ellerton
                                            2050 S. Oneida St., Suite 106,
                                            Denver, Colorado 80244
                                            Fax No.  (303) 759-2701

All notices shall be considered delivered (i) if actually delivered on the date of delivery, or (ii) if faxed, on the business day following the date of the facsimile transmission and receipt, or (iii) if mailed by registered or certified mail, on the date received by addressee. Either party may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this paragraph, at least ten (10) days prior to the effective date of such change of address.

     B. Confidentiality. During the term of this AGREEMENT, the Parties shall use their best efforts to keep all information, data, analyses, interpretations, concepts, compilations, studies or other documents that are exchanged between them or become known to each other as a result of this Agreement strictly confidential, unless the written consent of all Parties has been obtained prior to such disclosure.

     C. Announcement. The Parties shall make no press release or other public announcement or public disclosure relating to this Agreement or the subject matter hereof, except as necessary to meet legal or regulatory requirements, or as mutually agreed to by all Parties. Any press release or public announcement or public disclosure so made shall not identify any other Party hereto without such Party's prior approval, unless required to meet legal or regulatory requirements.

     D. Further Assurance. SELLER and PURCHASER each agree from time to time to execute and deliver to the other party all assignments, division orders, transfer orders, letters-in-lieu and other instruments necessary to fully vest in PURCHASER the rights and benefits acquired pursuant to this AGREEMENT.

     E. Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by PURCHASER and SELLER in negotiating this AGREEMENT or in consummating the transactions contemplated by this AGREEMENT shall be paid by the Party incurring the same, without limitation, legal and accounting fees, costs and expenses. Further the Parties hereto represent and warrant to the other that there exists no liability, contingent or otherwise, for broker's or finder's fees in respect to this AGREEMENT or the transactions contemplated hereby for which the other party shall have any responsibility whatsoever.

     F. Parties in Interest. This AGREEMENT shall be binding upon, and shall inure to the benefit of the Parties hereto and , except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     G. Governing Law. This AGREEMENT and matters pertaining hereto, including but not limited to matters of performance, nonperformance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the laws of the State of Colorado.

     H. Entire Agreement. This AGREEMENT and the Exhibits attached hereto, constitute the entire agreement between the Parties and except for the Non-Disclosure Non-Compete Agreement dated March 18, 2004 by and between SELLER and PURCHASER, which Non-Disclosure Agreement shall apply to the Parties and shall survive the termination of this AGREEMENT, supersedes all previous agreements affecting the subject matter addressed herein between the Parties, whether written or verbal.

     No variations, modifications or changes shall be binding on any Party unless set forth in a document duly executed by all Parties. All headings used in this AGREEMENT are for convenience only and shall not be construed as having any contractual or legal significance.

     EXECUTED ON THE DATES OPPOSITE THE SIGNATURES OF THE SELLER AND PURCHASER.

                                                              SELLER
                                                     MONUMENT RESOURCES, INC.
Dated:
         May 10, 2005                                  /s/ A. G. Foust
----------------------------                                     ---------------
                                                       A. G. Foust
                                                       President


                                                              PURCHASER
                                                     TEG- MID CONTINENT, INC.
Dated:
         May 10, 2005                                /s/ James J. Ellerton
----------------------------                               ---------------------
                                                     James J. Ellerton
                                                     Chairman


EXHIBITS:
Exhibit A:  Leases and Lands
Exhibit B:  Assignment  Form
Exhibit C:  Form of Escrow Agreement